EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Cepton, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value of $0.00001 per share, issuable pursuant to the Cepton, Inc. 2022 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	15,123,142(3)	$3.06	$46,276,814.50	0.0000927	$4,289.86
Equity	Common Stock, par value of $0.00001 per share, issuable pursuant to the Cepton, Inc. Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	3,080,960	$3.06	$9,427,737.60	0.0000927	$873.95
Equity	Common Stock, par value of $0.00001 per share, issuable pursuant to the Cepton Technologies, Inc. Stock Incentive Plan	Rule 457(c) and Rule 457(h)	15,774,536	$1.96	$30,918,090.60	0.0000927	$2,866.11
Total Offering Amounts			33,978,638		$86,622,642.70		$8,029.92
Total Fee Offsets							$0
Net Fee Due							$8,029.92

(1)	This Registration Statement covers, in addition to the number of shares of Cepton, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.00001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Cepton, Inc. 2022 Equity Incentive Plan (the “2022 Plan”), the Cepton, Inc. Employee Stock Purchase Plan (the “ESPP”), and the Cepton Technologies, Inc. Stock Incentive Plan (the “2016 Plan” and together with the 2022 Plan and the ESPP, the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon, in the case of the 2022 Plan and the ESPP, the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on April 11, 2022, in accordance with Rule 457(c) of the Securities Act, and, in the case of the 2016 Plan, $1.96, the weighted-average exercise price of the outstanding options under the 2016 Plan.

(3)	As provided in the 2022 Plan, any shares of Common Stock subject to awards outstanding under the 2016 Plan that expire, are cancelled or otherwise terminate after February 9, 2022 (the date of shareholder approval of the 2022 Plan) without such shares being issued under the 2016 Plan will be available for award grant purposes under the 2022 Plan. Accordingly, the shares registered hereby for issuance under the 2016 Plan may also be offered or issued under the 2022 Plan if and to the extent they are no longer issuable pursuant to the 2016 Plan.